Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter 2021 Financial and Operating Results Ahead of Expectations and Provides 2022 Guidance and Outlook

Robust producer activity and favorable commodity prices drive full-year net loss of $37.4 million and record Adjusted EBITDA1 of $600.1 million in 2021, exceeding previously announced guidance range

Executing sector consolidation strategy with successful close of Oasis Midstream acquisition on February 1, 2022 making Crestwood the third largest processor in the Williston Basin and increasing the company’s enterprise value to approximately $7 billion

Expect 2022E Adjusted EBITDA of $780 million to $840 million and free cash flow after distributions of $75 million to $135 million, including eleven months contribution from Oasis Midstream

Strong 2022 outlook driven by acceleration of producer drilling activity in the Williston Basin, Powder River Basin, and Delaware Basin and the increased scale and synergies from the integration of Oasis Midstream assets

2022 capital allocation priorities focus on maintaining a prudent balance sheet, investments in high returning system expansion projects, and a 5% annual increase in the common unit distribution beginning in the first quarter 2022

HOUSTON, TEXAS, February 22, 2022 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended December 31, 2021.

Fourth Quarter and Full-Year 2021 Highlights1

•

Fourth quarter 2021 net income of $78.6 million, compared to net income of $27.8 million in fourth quarter 2020; full-year 2021 net loss of $37.4 million, compared to a net loss of $15.3 million in 2020

•

Fourth quarter 2021 Adjusted EBITDA of $149.1 million, compared to $165.1 million in the fourth quarter 2020; full-year 2021 Adjusted EBITDA of $600.1 million, compared to $580.3 million in 2020, an increase of 3% year-over-year

•

Fourth quarter 2021 distributable cash flow (“DCF”) to common unitholders of $91.1 million for Crestwood stand-alone, resulting in a coverage ratio of 2.3x; full-year 2021 DCF of $371.1 million for Crestwood stand-alone, resulting in a coverage ratio of 2.4x

•	Fourth quarter 2021 free cash flow after distributions of $32.8 million for Crestwood stand-alone; full-year 2021 free cash flow after distributions of $154.0 million for Crestwood stand-alone

•	Ended 2021 with approximately $2.1 billion of total debt, including $282.0 million drawn on its revolving credit facility, resulting in a 3.5x leverage ratio

[1]	Please see non-GAAP reconciliation tables included at the end of the press release

-more-

NEWS RELEASE

Recent Developments and 2022 Capital Summary

•

On February 1, 2022, Crestwood closed the previously announced merger with Oasis Midstream Partners LP (“Oasis Midstream”) adding highly complementary Williston and Delaware Basin assets that enhance the company’s competitive positioning in its core growth basins. Over the next 12 to 18 months, Crestwood expects to capture approximately $45 million in annual commercial, operational, and G&A synergies through the successful integration of the combined platforms.

•

On February 14, 2022, Crestwood paid the fourth quarter 2021 cash distribution of $0.625 per common unit to unitholders of record as of February 7, 2022, including the 33.8 million common units issued as a result of the Oasis Midstream merger. Including Oasis Midstream’s DCF for the fourth quarter 2021, the coverage ratio was 2.1x for the fourth quarter.

•

Crestwood expects 2022 capital expenditures to include $160 million to $180 million of growth capital to support accelerated producer development plans and new customer contracts including (i) the construction of multi-product gathering systems for Oasis Petroleum in the Williston Basin, (ii) the Continental Express natural gas transportation line for Continental Resources (NYSE: CLR) (“Continental”) in the Powder River Basin, (iii) a natural gas gathering and compression system for Novo Oil & Gas (“Novo”) in Eddy County, New Mexico, and (iv) the expansion of crude oil and water gathering systems for Percussion Petroleum (“Percussion”) in Winkler, Ward, and Loving counties, Texas.

Management Commentary

“Following a year of strategic achievements in 2021, I am pleased to announce Crestwood delivered record Adjusted EBITDA of $600.1 million, above the high end of our guidance range, distributable cash flow of $371.1 million and free cash flow after distributions of $154.0 million, resulting in year-end leverage of 3.5x and full-year coverage of more than 2.0x,” commented Robert G. Phillips, Founder, Chairman, and Chief Executive Officer of Crestwood’s general partner. “I am especially proud of our management team and employees, who delivered record financial and operating performance and grew our leading Sustainability program, while we completed the buyout of First Reserve, transitioned to a publicly elected Board of Directors, reduced leverage with the sale of the Stagecoach assets, and acquired Oasis Midstream, which increases our scale in the Williston and Delaware basins.”

Mr. Phillips continued, “As we move into 2022, Crestwood’s gathering and processing portfolio is benefiting from strong commodity prices, healthy producer customer balance sheets and recent upstream acquisitions and mergers which have greatly improved the overall quality of our customer portfolio. These trends, which underpin our 2022 forecast, have resulted in many of our key producers accelerating activity around our assets to drill their highest economic inventory in today’s favorable commodity price environment. Combined with the successful integration of Oasis Midstream, Crestwood expects to generate Adjusted EBITDA of $780 million to $840 million, invest $160 million to $180 million of growth capital in high returning expansion projects, and deliver free cash flow after distributions of $75 million to $135 million. Importantly, we will continue to focus on our balance sheet with a long-term leverage target of less than 3.5x, which provides us with the financial flexibility to organically grow our business as new expansion opportunities arise, participate in strategic M&A in the areas we operate, or return capital to our unitholders through our authorized unit buyback program.”

NEWS RELEASE

Fourth Quarter 2021 Segment Results and Outlook

Note: As of December 31, 2021, Crestwood has re-segmented its business for reporting purposes. The Gathering and Processing North segment includes the Williston Basin and the Powder River Basin assets. The Gathering and Processing South segment includes the Delaware Basin, Barnett and Southwest Marcellus assets. The Storage and Logistics segment includes the NGL Logistics business, the COLT Hub, the Tres Palacios JV, as well as the Stagecoach Gas Services assets that were divested in July 2021.

Gathering and Processing North (G&P North) segment EBITDA totaled $116.5 million in the fourth quarter 2021, compared to $108.6 million in the fourth quarter 2020, an increase of 7% year-over-year. During the fourth quarter 2021, segment EBITDA increased primarily as a result of the Williston Basin assets benefiting from higher commodity prices on the percent of proceeds contracts. In the fourth quarter 2021, five wells were connected in the Williston Basin and six wells were connected in the Powder River Basin. Crestwood forecasts that the favorable commodity price environment will drive an increase in development activity across the Williston Basin and Powder River Basin in 2022. Crestwood expects approximately 75% of its 2022 capital budget to be invested in the G&P North segment.

Gathering & Processing South (G&P South) segment EBITDA totaled $29.5 million in the fourth quarter 2021, compared to $19.5 million in the fourth quarter 2020, an increase of 51% year-over-year. The fourth quarter of 2021 excludes a $20.7 million loss on long-lived assets related to the anticipated decommissioning of the Victoria compressor station in the Southwest Marcellus. During the fourth quarter 2021, segment EBITDA increased as a result of higher volumes across the Delaware Basin as producers, primarily on the Willow Lake system, accelerated drilling activity in the third and fourth quarters, as well as increased percent of index (POI) revenues in the Barnett. Crestwood forecasts an increase in well connect activity in 2022 as producers accelerate development activity in response to favorable commodity prices. Crestwood expects approximately 20% of its 2022 capital budget to be invested in the G&P South segment.

Storage & Logistics (S&L) segment EBITDA totaled $13.9 million in the fourth quarter 2021, compared to $42.2 million in the fourth quarter 2020. All periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. Additionally, fourth quarter of 2020 includes $16 million in Adjusted EBITDA attributable to the Stagecoach joint venture that was divested in July 2021. During the fourth quarter 2021, the NGL Logistics business continued to be impacted by backwardated markets and unseasonably warm weather which drove fewer heating degree days and lower NGL demand. Based on recent weather events in 2022, Crestwood expects the return of seasonal weather opportunities and an increase in heating degree days to result in more normalized earnings in the first quarter 2022. Crestwood expects approximately 5% of its 2022 capital budget to be invested in the S&L segment in 2022, primarily related to the expansion of storage facilities in the NGL Logistics business.

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the fourth quarter 2021 were $48.9 million compared to $45.7 million in the fourth quarter 2020. O&M expenses were relatively flat year-over-year, while G&A expenses increased due to transaction costs related to the Oasis Midstream acquisition recognized during the fourth quarter 2021.

Fourth Quarter 2021 Business Update and FY 2022 Outlook

Williston Basin

During the fourth quarter 2021, the Williston Basin averaged crude oil gathering volumes of 80 MBbls/d, natural gas gathering volumes of 141 MMcf/d, natural gas processing volumes of 132 MMcf/d, and produced water gathering volumes of 91 MBbls/d. The Williston Basin continues to benefit from increased gas-to-oil ratios (GORs) from legacy production, incremental gas capture from flare minimization, strong commodity prices, and improved completion techniques. Five three-product wells were connected during the fourth quarter, resulting in a total of 47 wells connected in 2021.

NEWS RELEASE

In 2022, Crestwood expects to connect 110 - 120 total wells across the Williston Basin systems. Crestwood’s capital investments in the Williston Basin will include the build-out of three product infrastructure for Oasis Petroleum’s City of Williston and South Nesson acreage positions and the continued expansion and optimization of the Arrow water system to support producer development plans on the Fort Berthold Indian Reservation (“FBIR”). In the current commodity price environment, Crestwood expects Oasis Petroleum to run a two-rig development program and Arrow producers to run an average of one to two rigs on the FBIR, as well as complete DUC inventories.

Oasis Integration Update

Following the close of the Oasis Midstream acquisition, Crestwood’s integration team has been actively working to streamline operations to capture the identified synergies across the combined footprints. Crestwood estimates it will capture approximately $25 million in run-rate O&M and G&A synergies, primarily through the reduction of duplicative corporate functions. Additionally, Crestwood’s commercial teams have successfully entered into new third-party customer agreements in the Williston Basin and Crestwood now expects to exceed its previously identified commercial synergies target of $20 million in the next 12 to 18 months. Crestwood expects incremental volumes from new third-party gathering and processing agreements commensurate with Crestwood’s gathering system expansion throughout 2022 and into the first half of 2023.

Powder River Basin

During the fourth quarter 2021, the Powder River Basin averaged gathering volumes of 103 MMcf/d and processing volumes of 99 MMcf/d, increases of 25% and 18% year-over-year, respectively. During the fourth quarter 2021, six wells were connected to the Jackalope system by a large independent operator, resulting in a total of 21 well connects in 2021.

In 2022, Crestwood expects 10 - 15 new wells in the Powder River Basin. As previously announced, Crestwood is constructing the Continental Express high pressure natural gas transportation line that expands the Jackalope system to the north to support the new contract and acreage dedication from Continental. On January 25, 2022, Continental entered into an agreement to acquire Chesapeake Energy’s acreage position in the Powder River Basin, including approximately 350 producing wells. Once the transaction closes, Continental will become the new anchor customer on the Jackalope system, and Crestwood will proactively work with Continental to support future development plans on the Jackalope system. Following the recent transactions, Crestwood is now one of the largest service providers in the Powder River Basin with approximately 400,000 acres dedicated under midstream service contracts.

Delaware Basin

During the fourth quarter 2021, the Delaware Basin averaged natural gas gathering volumes of 251 MMcf/d, an increase of 45% year-over-year, and processing volumes of 112 MMcf/d, an increase of 99% year-over-year. Notably, gathering volumes on the Willow Lake system in New Mexico increased 96%

NEWS RELEASE

year-over-year with 30 wells connected during 2021 as producers accelerated activity in response to strong commodity prices. As a result, volumes at the Orla processing plant nearly doubled year-over-year and exited the year at 120 MMcf/d. Based on current producer forecasts, Crestwood expects volumes at the Orla plant to grow significantly during 2022. Across the Willow Lake and Nautilus systems, 95 wells were connected during 2021, exceeding the original guidance range of 65 – 75 well connects.

In 2022, Crestwood expects to connect in approximately 100 - 110 wells driven by a mix of public and private producers on the Willow Lake system, ConocoPhillips on the Nautilus system and Percussion on the newly acquired Oasis Midstream system. Crestwood is continuing to invest capital in the Delaware Basin to build out required infrastructure for Novo’s and Percussion’s development plans, including incremental pipeline and compression assets, and oil and produced water gathering systems, respectively. Crestwood forecasts this activity to drive a significant increase in volumes and expects the Delaware Basin assets to generate in excess of $50 million in 2022 cash flow net to Crestwood.

2022 Financial Guidance

Crestwood’s 2022 guidance reflects the general business updates and outlook noted above, the most recent feedback from customers, and Crestwood’s current outlook on commodity prices. The guidance range is generally estimated to reflect Crestwood’s business performance in an oil price environment of $75 to $85 per barrel taking into consideration the impact commodity price movements may have on Crestwood’s customers’ development plans, as well as the limited direct commodity price exposure Crestwood has under its percent of proceeds and marketing contracts. The ranges include only eleven months’ contribution from the Oasis Midstream assets; Crestwood estimates Oasis Midstream generated approximately $15 million to $20 million in Adjusted EBITDA in January 2022. These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $200 million to $260 million

•	Adjusted EBITDA of $780 million to $840 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing North	$615	-	$655
Gathering & Processing South	130	-	140
Storage & Logistics	90	-	100
Less: Corporate G&A	(55)		(55)

FY 2022 Totals	$780	-	$840

•	Distributable cash flow available to common unitholders of $500 million to $560 million

•	Free cash flow after distributions of $75 million to $135 million

NEWS RELEASE

•	Full-year 2022 coverage ratio of 2.0x to 2.2x

•	Full-year 2022 leverage ratio between 3.25x and 3.75x

•	Growth project capital spending and joint venture contributions in the range of $160 million to $180 million

•	Maintenance capital spending in the range of $30 million to $35 million

Capital Allocation Priorities

Crestwood is committed to generating value for unitholders through utilizing free cash flow to maintain a strong, conservative balance sheet, to re-invest in high return, accretive capital projects, and to return capital to unitholders via distributions and common or preferred unit repurchases. Based on the current business environment, Crestwood’s capital allocation priorities for 2022 are outlined below.

•

Balance sheet strength and flexibility: Crestwood will continue to prioritize debt reduction to build balance sheet strength and flexibility with a long-term target leverage ratio of 3.0x – 3.5x. Due to seasonality and working capital requirements in the NGL business, the company’s leverage ratio is typically slightly higher in the second and third quarters and lower in the first and fourth quarters.

•	Returns focused capital projects: Crestwood will invest between $160 million and $180 million in high return, accretive capital projects supported by strong contracts with high-quality customers.

•

Common Distributions: In connection with the close of the Oasis Midstream merger, Crestwood intends to recommend to the Board of Directors an increase to the common unit distribution to approximately $2.62/unit annually, representing an approximate 5% increase year-over-year attributable to the first quarter 2022.

•

Unit Repurchases: Crestwood has a $175 million buyback program authorized that it can utilize to opportunistically support the repurchase of common units or preferred units, including the common units owned by Oasis Petroleum following the Oasis Midstream merger.

Capitalization and Liquidity Update

Crestwood invested approximately $26.0 million in consolidated growth capital projects and joint venture contributions during the fourth quarter 2021 and approximately $50.7 million during full-year 2021 (excluding litigation-related capital pertaining to the Bear Den II processing plant). During the fourth quarter 2021, Crestwood increased its growth capital investments to begin the system expansions for Continental in the Powder River Basin and Novo in the Delaware Basin. As of December 31, 2021, Crestwood had approximately $2.1 billion of debt outstanding, comprised of $1.8 billion of fixed-rate senior notes and $282.0 million outstanding under its revolving credit facility, resulting in a leverage ratio of 3.5x.

In connection with the Oasis Midstream acquisition, Crestwood entered into the Third Amended and Restated Credit Agreement which provides for a five-year $1.5 billion revolving credit facility that matures in December 2026. As part of the merger, Crestwood assumed Oasis Midstream’s $450 million of 8% senior notes outstanding and approximately $218 million outstanding on the company’s credit facility as of the closing date. Pro forma for the acquisition, Crestwood had approximately $2.9 billion of long-term debt outstanding including $2.25 billion of senior notes and $660 million outstanding on its $1.5 billion revolving credit facility, resulting in more than $800 million of available capacity.

NEWS RELEASE

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) that pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

In the fourth quarter 2021, Crestwood completed its second materiality assessment providing the framework for the company’s 2022-2024 sustainability strategy and its first carbon management plan. Over the next three years, Crestwood’s sustainability strategy will focus on supply chain management, transparency and disclosures, biodiversity, carbon management, diversity, equity & inclusion, and indigenous relations. With carbon management as a leading component of Crestwood’s strategy, the recently published carbon management plan outlines meaningful, near-term emissions reduction activities that the company intends to implement as it continues to expand its G&P asset portfolio.

Recently, key ESG rating and ranking organizations have recognized Crestwood’s commitment to its sustainability initiatives with MSCI upgrading Crestwood to a BBB and Sustainalytics ranking Crestwood in the sixth percentile in the Refiners and Pipelines industry group. Additionally, Crestwood was recently recognized by Hart Energy as an Energy ESG Top Performer in the midstream sector and was one of three midstream companies included in the 2022 Bloomberg Gender-Equality Index (GEI) for the second consecutive year.

Crestwood remains on track to publish its fourth annual sustainability report in June 2022 in accordance with the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB) Midstream Framework, the Task Force on Climate-Related Financial Disclosures (TCFD) and the EIC/GPA ESG Reporting Framework. For more information on Crestwood’s approach to sustainability, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	J.P. Morgan Global High Yield & Leveraged Finance Conference, Miami, FL, February 28 – March 2, 2022

•	US Capital Advisors Corporate Access Day, Houston, TX, March 30, 2022

•	2022 EIC Investor Conference, West Palm Beach, FL, May 15 - 17, 2022

2021 K-1 Tax Packages

Crestwood’s K-1 tax packages are expected to be made available online and mailed the week of March 14, 2022. Once available, K-1s can be found online at www.taxpackagesupport.com/CEQP for the common units, www.taxpackagesupport.com/CEQP Preferred for the preferred units, and www.taxpackagesupport.com/oasis for Oasis Midstream.

NEWS RELEASE

2021 Annual Report Form 10-K

Crestwood plans to file its annual report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2021 on February 25, 2022. The 10-K report will be available to view, print or download on the Investors page of Crestwood’s website at www.crestwoodlp.com. Crestwood will also provide a printed copy of the annual report on Form 10-K, free of charge upon request. Such requests should be directed in writing via email to investorrelations@crestwoodlp.com or via mail to Investor Relations, 811 Main St., Suite 3400, Houston, TX 77002.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and free cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

NEWS RELEASE

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Source: Crestwood Equity Partners LP

Crestwood Equity Partners LP

Investor Contact

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues	$1,380.4	$654.5	$4,569.0	$2,254.3
Costs of products/services sold	1,133.6	481.7	3,843.9	1,600.5
Operating expenses and other:
Operations and maintenance	30.8	31.6	121.0	131.8
General and administrative	30.2	27.5	97.6	91.5
Depreciation, amortization and accretion	61.6	59.5	244.2	237.4
Loss on long-lived assets, net	20.0	(0.1)	39.6	26.0
Goodwill impairment	—	—	—	80.3

	142.6	118.5	502.4	567.0
Operating income	104.2	54.3	222.7	86.8
Earnings (loss) from unconsolidated affiliates, net	5.5	8.1	(120.4)	32.5
Interest and debt expense, net	(30.1)	(33.3)	(132.1)	(133.6)
Gain (loss) on modification/extinguishment of debt	(0.8)	0.1	(7.5)	0.1
Other income (expense), net	(0.1)	(0.9)	0.1	(0.7)

Income (loss) before income taxes	78.7	28.3	(37.2)	(14.9)
Provision for income taxes	(0.1)	(0.5)	(0.2)	(0.4)

Net income (loss)	78.6	27.8	(37.4)	(15.3)
Net income attributable to non-controlling partner	10.4	10.4	41.1	40.8

Net income (loss) attributable to Crestwood Equity Partners LP	68.2	17.4	(78.5)	(56.1)
Net income attributable to preferred units	15.1	15.1	60.1	60.1

Net income (loss) attributable to partners	$53.1	$2.3	$(138.6)	$(116.2)

Net income (loss) per limited partner unit:
Basic	$0.84	$0.03	$(2.11)	$(1.59)

Diluted	$0.79	$0.03	$(2.11)	$(1.59)

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2021	2020
Cash	$13.3	$14.0
Outstanding debt:
Revolving Credit Facility	$282.0	$719.0
Senior Notes	1,800.0	1,787.2
Other	0.2	0.4

Subtotal	2,082.2	2,506.6
Less: deferred financing costs, net	29.9	22.6

Total debt	$2,052.3	$2,484.0

Partners’ capital
Total partners’ capital	$1,099.6	$1,655.4
Common units outstanding	63.0	74.0

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$78.6	$27.8	$(37.4)	$(15.3)
Interest and debt expense, net	30.1	33.3	132.1	133.6
(Gain) loss on modification/extinguishment of debt	0.8	(0.1)	7.5	(0.1)
Provision for income taxes	0.1	0.5	0.2	0.4
Depreciation, amortization and accretion	61.6	59.5	244.2	237.4

EBITDA(a)	$171.2	$121.0	$346.6	$356.0
Significant items impacting EBITDA:
Unit-based compensation charges	12.1	13.4	34.9	30.7
(Gain) loss on long-lived assets, net	20.0	(0.1)	39.6	26.0
Goodwill impairment	—	—	—	80.3
(Earnings) loss from unconsolidated affiliates, net	(5.5)	(8.1)	120.4	(32.5)
Adjusted EBITDA from unconsolidated affiliates, net	10.5	17.8	67.0	75.4
Change in fair value of commodity inventory-related derivative contracts	(62.4)	20.9	(13.5)	33.6
Significant transaction and environmental related costs and other items	3.2	0.2	5.1	10.8

Adjusted EBITDA(a)	$149.1	$165.1	$600.1	$580.3
Distributable Cash Flow(b)
Adjusted EBITDA(a)	$149.1	$165.1	$600.1	$580.3
Cash interest expense(c)	(28.6)	(31.7)	(125.9)	(129.9)
Maintenance capital expenditures(d)	(6.2)	(2.7)	(19.3)	(10.7)
Adjusted EBITDA from unconsolidated affiliates, net	(10.5)	(17.8)	(67.0)	(75.4)
Distributable cash flow from unconsolidated affiliates	9.3	15.9	62.6	70.4
PRB cash received in excess of recognized revenues(e)	3.5	2.4	22.1	24.1
Provision for income taxes	(0.1)	(0.5)	(0.2)	(0.4)

Distributable cash flow attributable to CEQP	116.5	130.7	472.4	458.4
Distributions to preferred	(15.1)	(15.1)	(60.1)	(60.1)
Distributions to Niobrara preferred	(10.3)	(9.3)	(41.2)	(37.1)

Distributable cash flow attributable to CEQP common	$91.1	$106.3	$371.1	$361.2

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses and impairments related to long-lived assets, goodwill and acquisitions, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating Cash Flows to Adjusted EBITDA
Net cash provided by operating activities	$53.8	$112.8	$426.7	$408.1
Net changes in operating assets and liabilities	121.5	(9.2)	6.7	(36.1)
Amortization of debt-related deferred costs	(1.6)	(1.6)	(6.7)	(6.5)
Interest and debt expense, net	30.1	33.3	132.1	133.6
Unit-based compensation charges	(12.1)	(13.4)	(34.9)	(30.7)
Gain (loss) on long-lived assets, net	(20.0)	0.1	(39.6)	(26.0)
Goodwill impairment	—	—	—	(80.3)
(Earnings) loss from unconsolidated affiliates, net, adjusted for cash distributions received	(0.5)	(1.1)	(138.0)	(6.5)
Deferred income taxes	—	(0.5)	0.4	(0.1)
Provision for income taxes	0.1	0.5	0.2	0.4
Other non-cash (income) expense	(0.1)	0.1	(0.3)	0.1

EBITDA(a)	$171.2	$121.0	$346.6	$356.0
Unit-based compensation charges	12.1	13.4	34.9	30.7
(Gain) loss on long-lived assets, net	20.0	(0.1)	39.6	26.0
Goodwill impairment	—	—	—	80.3
(Earnings) loss from unconsolidated affiliates, net	(5.5)	(8.1)	120.4	(32.5)
Adjusted EBITDA from unconsolidated affiliates, net	10.5	17.8	67.0	75.4
Change in fair value of commodity inventory-related derivative contracts	(62.4)	20.9	(13.5)	33.6
Significant transaction and environmental related costs and other items	3.2	0.2	5.1	10.8

Adjusted EBITDA(a)	$149.1	$165.1	$600.1	$580.3

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$149.1	$165.1	$600.1	$580.3
Cash interest expense (c)	(28.6)	(31.7)	(125.9)	(129.9)
Maintenance capital expenditures (d)	(6.2)	(2.7)	(19.3)	(10.7)
Adjusted EBITDA from unconsolidated affiliates, net	(10.5)	(17.8)	(67.0)	(75.4)
Distributable cash flow from unconsolidated affiliates	9.3	15.9	62.6	70.4
PRB cash received in excess of recognized revenues (e)	3.5	2.4	22.1	24.1
Provision for income taxes	(0.1)	(0.5)	(0.2)	(0.4)

Distributable cash flow attributable to CEQP	116.5	130.7	472.4	458.4
Distributions to preferred	(15.1)	(15.1)	(60.1)	(60.1)
Distributions to Niobrara preferred	(10.3)	(9.3)	(41.2)	(37.1)

Distributable cash flow attributable to CEQP common	$91.1	$106.3	$371.1	$361.2
Free Cash Flow After Distributions (f)
Distributable cash flow attributable to CEQP common	$91.1	$106.3	$371.1	$361.2
Less: Growth capital expenditures	18.6	2.3	59.5	140.4
Less: Distributions to common unitholders(g)	39.7	46.4	157.6	183.8

Free cash flow after distributions	$32.8	$57.6	$154.0	$37.0

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses and impairments related to long-lived assets, goodwill and acquisitions, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(f)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.

(g)	Excludes $21.1 million of distributions made on February 14, 2022 to legacy Oasis Midstream unitholders.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Gathering and Processing North
Revenues	$296.0	$189.3	$1,034.0	$670.9
Costs of product/services sold	166.8	68.5	553.2	261.0
Operations and maintenance expense	12.9	12.1	51.1	55.7
Gain (loss) on long-lived assets, net	0.2	(0.1)	0.4	(3.8)
Goodwill impairment	—	—	—	(80.3)

EBITDA	$116.5	$108.6	$430.1	$270.1
Gathering and Processing South
Revenues	$29.9	$28.1	$105.9	$120.3
Costs of product/services sold	0.1	0.2	0.9	0.5
Operations and maintenance expense	5.5	7.1	22.9	29.2
Loss on long-lived assets	(20.7)	—	(40.6)	(20.0)
Earnings (loss) from unconsolidated affiliates, net	5.2	(1.3)	9.6	(1.0)

EBITDA	$8.8	$19.5	$51.1	$69.6
Storage and Logistics
Revenues	$1,054.5	$437.1	$3,429.1	$1,463.1
Costs of product/services sold	966.7	413.0	3,289.8	1,339.0
Operations and maintenance expense	12.4	12.4	47.0	46.9
Gain (loss) on long-lived assets, net	0.6	0.2	0.7	(2.4)
Earnings (loss) from unconsolidated affiliates, net	0.3	9.4	(130.0)	33.5

EBITDA	$76.3	$21.3	$(37.0)	$108.3

Total Segment EBITDA	$201.6	$149.4	$444.2	$448.0
Corporate	(30.4)	(28.4)	(97.6)	(92.0)

EBITDA	$171.2	$121.0	$346.6	$356.0

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Gathering and Processing North
Gas gathering volumes (MMcf/d)
Williston Basin	141.1	142.2	139.1	117.5
Powder River Basin	102.6	82.4	100.7	99.7

Total gas gathering volumes	243.7	224.6	239.8	217.2
Processing volumes (MMcf/d)
Williston Basin	132.2	137.8	132.4	112.4
Powder River Basin	99.2	84.2	97.7	96.0

Total processing volumes	231.4	222.0	230.1	208.4
Williston Basin
Crude oil gathering volumes (MBbls/d)	80.0	130.0	87.7	113.3
Water gathering volumes (MBbls/d)	90.7	97.6	86.4	89.2
Gathering and Processing South
Gas gathering volumes (MMcf/d)
Marcellus	221.4	243.2	227.3	255.7
Barnett	228.2	213.1	218.2	221.6
Delaware Basin (a)	250.5	172.3	228.9	194.3
Other	—	—	—	20.6

Total gas gathering volumes	700.1	628.6	674.4	692.2
Processing volumes (MMcf/d)
Barnett	76.8	81.3	76.4	86.4
Delaware Basin (a)	111.8	56.2	84.7	55.2

Total processing volumes	188.6	137.5	161.1	141.6
Compression volumes (MMcf/d)	247.9	345.4	257.2	354.4
Delaware Basin water gathering volumes (MBbls/d) (a)	17.5	43.6	39.5	34.0
Storage and Logistics
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	28.8	30.5	29.2	30.2
% of operational capacity contracted	75%	79%	76%	79%
Firm storage services (MMcf/d) (a)	147.9	282.3	271.8	293.5
Interruptible services (MMcf/d) (a)	128.9	58.4	91.1	62.8
COLT Hub
Rail loading (MBbls/d)	35.8	44.0	43.5	47.0
Outbound pipeline (MBbls/d) (b)	18.0	8.7	16.7	13.6
NGL Operations
NGL volumes sold or processed (MBbls/d)	157.5	128.2	143.6	93.1
NGL volumes trucked (MBbls/d)	20.6	18.8	18.9	18.2

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Full Year 2022 Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow Guidance

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

Expected 2022 Range
Low - High
Net Income Reconciliation
Net income (loss)	$200 - $260
Interest and debt expense, net (a)	165 - 170
Depreciation, amortization and accretion	340 - 355
Unit-based compensation charges	30 - 35
Earnings from unconsolidated affiliates	(20) - (25)
Adjusted EBITDA from unconsolidated affiliates	40 - 45

Adjusted EBITDA	$780 - $840
Cash interest expense (b)	(160) - (165)
Maintenance capital expenditures (c)	(30) - (35)
PRB cash received in excess of recognized revenues (d)	15 - 20
Adjusted EBITDA from unconsolidated affiliates	(40) - (45)
Distributable cash flow from unconsolidated affiliates	35 - 40
Cash distributions to preferred unitholders (e)	(100)

Distributable cash flow attributable to CEQP (f)	$500 - $560
Cash Flows from Operating Activities Reconciliation
Net cash provided by operating activities, net	$630 - $690
Interest and debt expense, net (a)	165 - 170
Adjusted EBITDA from unconsolidated affiliates	40 - 45
Earnings from unconsolidated affiliates	(20) - (25)
Amortization of debt-related deferred costs	(5) - (10)
Changes in operating assets and liabilities, net	(25) - (30)

Adjusted EBITDA	$780 - $840
Cash interest expense (b)	(160) - (165)
Maintenance capital expenditures (c)	(30) - (35)
PRB cash received in excess of recognized revenues (d)	15 - 20
Adjusted EBITDA from unconsolidated affiliates	(40) - (45)
Distributable cash flow from unconsolidated affiliates	35 - 40
Cash distributions to preferred unitholders (e)	(100)

Distributable cash flow attributable to CEQP (f)	$500 - $560
Less: Growth capital expenditures	160 - 180
Less: Distributions to common unitholders	255

Free cash flow after distributions(g)	$75 - $135

(a)	Includes gain (loss) on modification/extinguishment of debt, net
(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(e)	Includes cash distributions to preferred unitholders and Crestwood Niobrara preferred unitholders.
(f)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(g)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with generally accepted accounting principles as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.